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Exhibit (9)(j)(2)

THIRD AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT


         THIRD AMENDMENT dated as of May 11, 1998 between STATE STREET BANK AND TRUST COMPANY ("State Street") and SANFORD C. BERNSTEIN FUND, INC., on behalf of the International Value Portfolio (in such capacity, the "Client").

         WHEREAS, State Street and the Client are party to a Securities Lending Authorization Agreement dated as of the 17th day of July, 1996 (as amended from time to time, the "Agreement");

         WHEREAS, Section 20 of the Agreement allows the Agreement to be modified at any time by a writing signed by the party against whom enforcement is sought; and

         WHEREAS, State Street and Client wish to amend Schedule 7.3-A to the Agreement, which lists the Approved Repo Counterparties;

         NOW THEREFORE, the parties hereto hereby agree that Schedule 7.3-A to the Agreement shall be amended by deleting the reference to "NationsBanc Capital Markets Inc." (currently doing business as NationsBanc Montgomery Securities
LLC). Capitalized terms used herein but not defined herein shall have the meaning assigned thereto in the Agreement. Except as herein provided, the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered as of the day and year first above written.


SANFORD C. BERNSTEIN FUND, INC., on
behalf of the International Value Portfolio
By: Jean Margo Reid
Title:  Secretary

STATE STREET BANK AND TRUST COMPANY
By:  Donald Hodgman
Title:  Senior Vice President